Exhibit 10.29

Cardtronics, Inc.

2012 Annual Executive Cash Incentive Plan

On June 15, 2010, the stockholders of Cardtronics, Inc. (the “Company”) approved the Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  The principal objectives of the Plan were to provide a means through which the Company (i) could attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted the following 2012 Annual Executive Cash Incentive Plan (the “2012 AECIP”).

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

Members of the Cardtronics, Inc. (Cardtronics or the Company) leadership team that are designated by the Company as participants are eligible to participate in the 2012 AECIP.   The 2012 AECIP has been designed to include certain performance thresholds and metrics focused on Company,  Division, and Individual performance to ensure the Company is measuring and rewarding its executive leadership team on critical business drivers that they influence.

I.	Plan Mechanics

Two components factor into the calculation of a participant’s earned 2012 AECIP award:

A.	Performance Qualifiers: Minimum levels of Company performance that must be attained in order for 2012 AECIP payouts to occur.
B.	Performance Metrics: Specific levels of Company, Division or Individual performance achievement that the 2012 AECIP is designed to reward.
a.	Each Metric will be expressed in terms of Threshold, Target, and Maximum Performance achievement levels.
b.	Performance below Threshold will result in no incentive earned for that metric. Performance at threshold will result in 50% of designated incentive to be earned for that metric.
c.	Performance at Target will result in 100% of incentive to be earned for that metric.
d.

Performance at Maximum achievement will result in 1.5x to 2.0x of incentive to be earned defined by individual for that metric based on participant responsibilities, achievement difficulty and impact on company performance.

e.	Results will be interpolated between achievement levels.

II.	Performance Qualifiers:

For any 2012 AECIP to be payable, all three of the following performance qualifiers must be met:

A.	Cardtronics must achieve the Threshold level of its fiscal year corporate Adjusted Operating Income.
B.	Cardtronics must be compliant with all material public company regulations and reporting requirements for its fiscal year.
C.	The participant must achieve the minimum performance standards established by his superior and/or the Board.

Upon attainment of these qualifiers, each Plan metric is then evaluated independently for achievement and earnings under this Plan.

III.	Participants & Groupings

A member of the Company’s leadership team shall become an eligible participant in the 2012 AECIP immediately upon being designated by the Company to participate in the 2012 AECIP.  Eligibility for, or participation in, the 2012 AECIP shall in no way guarantee an individual’s eligibility for, or participation in, any subsequent year cash incentive plan, if any.

The Cardtronics 2012 AECIP participants have been placed into one of two groups, which reflect their ability to control the results of the metrics assigned to each group.  The  two participant groups are:

A.	Global Only. These metrics represent the consolidated fiscal year results as per the Company’s public reporting.
a.	Metrics for this Group are Global Adjusted Operating Income (50% weight) and Global Adjusted Total Revenues (50% weight).
B.	Global/Division/Individual. These metrics represent performance of Global results and designated Division and/or individual results.
a.	Division Management: Metrics for this Group will be equally weighted between Global (50% weight) and Designated Division Business Results (50% weight).
C.	For those Executives without Division management responsibilities, metrics will be weighted 70% Global Results and 30% Individual Goals/Objectives.

IV.	Performance Metrics

The 2012 AECIP rewards the achievement of performance on key metrics that are critical to Cardtronics’ continued success.  For 2012 AECIP metrics are:

A.	Global Metrics:
a.

Global Adjusted Operating Income: Defined as “Income from Operations” per GAAP as reported in the Company’s consolidated financial statements for calendar 2012 issued to the public, plus “Loss on Disposal of Assets” and “Stock-based Compensation Expense” as reported in the Reconciliation of Non-GAAP Measures included in the Company’s earnings release for calendar 2012.

b.	Global Total Revenues: Defined as “Total Revenues” per GAAP as reported in the Company’s consolidated financial statements for calendar 2012 issued to the public.
B.	Division Metrics:
a.

Division Adjusted Operating Income: Defined as “Income From Operations” per GAAP as reported in the financial statements for the relevant division for calendar 2012, plus “Loss on Disposal of Assets” and “Stock-based Compensation Expense” as reported in the division’s financial statements for calendar 2012; calculated in the same fashion as in the Company’s consolidated financial statements.

b.

Division Total Revenues: Defined as “Total Revenues” per GAAP as reported in the divisional financial statements for calendar 2012, calculated in the same fashion as in the Company’s consolidated financial statements.

C.	Individual Goals-Measurable performance based objectives contributing to overall business performance.

V.	Recoupment Policy

It is Cardtronics’ policy that cash bonuses paid to executives are subject to recoupment if the operating or financial results used to calculate the bonus are later restated.  Under this policy, an executive who engages in fraud or other misconduct leading to the restatement is required to repay any cash bonus paid for the period in question.

VI.	Discretion and Administrative Authority

While the intent is to determine bonuses in accordance with the calculations defined by this plan, the CEO and Compensation Committee of the Board of Directors retain the discretion to adjust the bonus determinations for the performance period relative to the performance targets.  With respect to the Named Executive Officers, the Committee shall have the authority to use discretion to reduce final payouts.  Final bonus awards will be determined based on the funds available.

The Compensation Committee shall generally oversee the administration of the Plan.  The Compensation Committee shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the 2012 AECIP of any participant, deceased participant, or other person having or claiming to have any interest under the 2012 AECIP.  The Compensation Committee shall have complete discretion to interpret the 2012 AECIP and to decide all matters under the plan.  Such interpretation and decision shall be final, conclusive and binding on all participants and any person claiming under or through any participant, in the absence of clear and convincing evidence that the Compensation Committee acted arbitrarily and capriciously.  Any individual serving as a member of the Compensation Committee who is a participant will not vote or act on any matter pertaining solely to himself.  When making a determination or calculation, the Compensation Committee shall be entitled to rely on information furnished by a participant, a participant’s estate, or the Company.

VII.	Performance Level Achievement Calculation

The Performance Levels described in the 2012 AECIP represent the Company’s business as of January 1, 2012.  Should the Board of Directors formally approve actions, such as a material acquisition or strategic unbudgeted business investment that may affect the attainment of the Performance Targets and Payout Multiples described herein, the impact of such actions to the 2012 AECIP will be determined and presented to the Compensation Committee for approval of revised  Actual Performance for bonus calculation purposes. Additionally, the Committee may take into consideration other factors affecting Company performance such as material fluctuations in foreign currency exchange rates.   Any adjustment to Company performance for the purpose of determining earned incentives under the 2012 AECIP must be approved by the Committee.  The 2012 AECIP constitutes a mere promise by the Company to make payments in accordance with the terms of the 2012 AECIP, and participants and beneficiaries shall have the status of general unsecured creditors of the Company.  Nothing in the 2012 AECIP will be construed to give any employee or any other person rights to any specific assets of the Company or of any other person.

VIII.	Taxation

The Company may, in its discretion, require the participant to pay in cash to the Company the amount that the Company deems necessary to satisfy its current or future obligation to withhold federal, state or local income or other taxes that the participant incurs as a result of a bonus payout pursuant to the 2012 AECIP.  With respect to any required tax withholding, the Company may withhold from the participant’s payment the amount necessary to satisfy its obligation to withhold taxes.

IX.	Limitation of Employee’s Rights

Nothing contained in the 2012 AECIP shall (a) confer upon any person a right to be employed or to continue in the employ of the Company, (b) interfere in any way with the right of the Company to terminate the employment of a participant at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the participant’s interest in the Plan, or (c) confer upon any participant any of the rights of a member or manager of the Company.

X.	Release

Any payment to any participant in accordance with the provisions of the 2012 AECIP shall, to the extent thereof, be in full satisfaction of all claims against the Company and the Compensation Committee under the 2012 AECIP, and the Compensation Committee may require such participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

XI.	Effective Date

The 2012 AECIP is effective as of January 1, 2012.  If bonuses are paid, audited financial results for the year ended December 31, 2012 will be used to calculate the bonus payout.  As a result, any payment of bonuses will be made after  the results of the Company’s 2012 audit are substantially finalized, but no later than March 15, 2013 to meet corporate expense deductibility requirements.  Participants are required to be employed by the Company or any of its affiliates through December 31, 2012 in order to be eligible for payment.

Exhibit “A”

2012 Performance Levels

Global Targets (in thousands)

	Threshold	Target	Maximum
Adjusted Operating Income	$95,800	$106,080	$112,700
Adjusted Total Revenues	$735,000	$754,459	$769,582

            US Business Division Targets (in thousands)

	Threshold	Target	Maximum
Adjusted Operating Income	$96,762	$107,145	$113,831
Adjusted Total Revenues	$587,285	$602,833	$614,910

UK Business Division Targets (in thousands and in pounds sterling)

	Threshold	Target	Maximum
Adjusted Operating Income	£(0)	£658	£2,000
Adjusted Total Revenues	£76,600	£80,622	£84,650